Exhibit 10.22

UNSECURED PROMISSORY NOTE

$792,151	Westminster, Colorado
January 1, 2014

For value received, the undersigned, Arete Industries, Inc. (“Debtor”), of 7260 Osceola Street, Westminster, CO 80030, hereby promises to pay to the order DNR Oil & Gas, Inc. (DNR), 12741 East Caley, Suite 142, Centennial, Colorado 80111 on or before the 1st day of January 2019 (“Maturity Date”), the principal sum of Seven Hundred Two Thousand One Hundred Fifty One ($792,151) Dollars, with interest accrued as follows: For the years 2014 and 2015 a rate of 2.5%, 2016 a rate of 4%, 2017 a rate of 6%, and 2018 a rate of 8%.

Principal and Interest: This Promissory Note (“Note”) shall be paid as follows: 1 payment of principal and interest in 2016 of $250,000, 1 payment of principal and interest in 2017 of $250,000, 1 payment of principal and interest in 2018 of $250,000, and the balance of principal and interest due on January 1, 2019.

Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds.

Prepayment: Debtor shall have the privilege of prepaying without penalty all or any part of this Note, at any time, that includes the full interest payment.

Default and Acceleration: Upon the occurrence of a Default as defined in the Security Agreement, at the option of the Holder hereof, (i) the entire outstanding principal balance and all accrued but unpaid interest shall become immediately due and payable upon written notice to Borrower, (ii) the Holder may fully enforce its rights in the Collateral, if given, to secure the payment of this Note, and (iii) the Holder may pursue all other rights and remedies available under this Note, any instrument securing payment of this Note, or by law.

Default Rate of Interest: Upon the occurrence of a Default, Borrower promises to pay interest on the outstanding principal balance of this Note at a simple rate of interest equal to eighteen percent (18%) per annum, (“Default Rate”).

Early Discharge: Upon full payment of the outstanding principal balance and all accrued but unpaid interest, this Note shall be fully discharged, cancelled and surrendered to Borrower.

Remedies Cumulative: The rights or remedies of the Holder as provided in this Note and any instrument securing payment of this Note shall be cumulative and concurrent and may be pursued at the sole discretion of the Holder singly, successively, or together against Borrower. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remedies or the right to exercise them at any later time.

Forbearance: Any forbearance of the Holder in exercising any right or remedy hereunder or under the Security Agreement, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by the Holder of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the Holder’s right to require prompt payment when due of all other sums payable hereunder.

Application of Payments: All payments made on this Note shall be applied first to payment of accrued but unpaid interest and the remainder of all such payments shall be applied to the reduction of the outstanding principal balance on this Note.

Usury: In the event the interest provisions hereof, any exactions provided for herein or in the Security Agreement or any other instrument securing this Note, shall result, in an effective rate of interest which, exceeds the limit of the usury or any other applicable law, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied upon the outstanding principal balance of this Note immediately upon receipt of such moneys by the Holder, and any such amount in excess of such outstanding principal balance shall be immediately returned to Borrower.

Jurisdiction: This Note is to be governed according to the laws of the State of Colorado, without giving effect to conflict of law principles.

Binding Effect: This Note shall be binding upon Borrower, and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.

Notice: All notices required or permitted in connection with this Note shall be given at the place and in the manner provided in the Security Agreement for the giving of notices.

Attorneys’ Fees: Borrower further promises to pay all reasonable attorneys’ fees incurred by the Holder in connection with any Default hereunder and in any proceeding brought to enforce any of the provisions of this Note.

IN WITNESS WHEREOF, Borrower has duly executed this Promissory Note effective as of the day and year first above written.

BORROWER:

ARETE INDUSTRIES, INC.

By:	/s/ Nicholas Scheidt
Name:	Nicholas Scheidt
Title:	CEO